Exhibit 99.1

Enzo Biochem Reports Fourth Quarter and Fiscal Year 2024 Results and Announces Cash Dividend

FARMINGDALE, N.Y., Oct. 29, 2024 (GLOBE NEWSWIRE) -- Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo” or the “Company”) today announced financial results for the fiscal fourth quarter ended July 31, 2024 and the fiscal year ended July 31, 2024. The Company also announced that its board of directors had authorized a cash dividend of $0.10 per share of its common stock.

Full Year Highlights

●	The Company’s revenues in the 2024 period of $31.9 million improved year-over-year by 3%. Enzo’s sales to its industrial customers, which includes biotech and pharmaceutical companies, increased 46% driven by our drug development and cell and gene therapy focus.

●	The Company’s FY24 gross margin was 46%. The prior year gross margin of 37% included a one-time inventory provision of finished goods. The 900-basis point improvement was driven by the non-repeating nature of the prior year inventory provision, reported revenue increase, mix of products sold, and ongoing cost containment initiatives, including removing over 20% of non-performing SKUs from its product portfolio.

●	On a segment basis, the Life Sciences Products segment reported an operating loss of $0.6 million, compared to a $4.7 million operating loss in the prior year period. The Life Sciences Products segment reported a net loss of $0.7 million, impacted by unfavorable foreign exchange, compared to a net loss of $3.3 million in the prior year period. The net loss in the Corporate & Other segment decreased year-over-year by $12.6 million.

●	Enzo ended the fourth quarter with aggregate cash and cash equivalents of $52.4 million.

●	Net loss from continuing operations for FY24 was $9.8 million or ($0.19) per common share, compared to a net loss in the prior year of $25.0 million or ($0.51) per common share.

●	Net loss, representing the results of continuing and discontinued operations for FY24, was $26.1 million, or ($0.51) per common share. The prior year net income was $20.3 million, or $0.41 per common share, as a result of the gain from the sale of the clinical lab assets. The weighted average basic common shares outstanding as of July 31, 2024 was 50.9 million.

Fourth Quarter Highlights

●	The Company’s fourth-quarter revenue of $7.5 million declined year-over-year by 16%. This is due to a shift in ordering patterns.

●	The Company’s fourth-quarter gross margin was 43%. The prior year gross margin of 35% included a one-time inventory provision of finished goods. The 800-basis point improvement was driven by the non-repeating nature of the inventory provision, mix of products sold and ongoing cost containment initiatives.

Recent Events

●	The Board of Directors of the Company has declared a cash dividend of $0.10 per share on its common stock, payable on December 2, 2024, to the holders of record as of the close of business on November 15, 2024.

●	There have been no material charges against the escrow fund of approximately $5 million from the clinical lab asset sale. We expect the funds to be released to the Company before the end of the first quarter of our fiscal year 2025.

●	In August 2024, an agreement was reached with the Attorneys General of New York, New Jersey and Connecticut resolving inquiries pertaining to the ransomware attack the Company experienced in April 2023. The Company agreed to monetary relief in the amount of $4.5 million, which was paid in September 2024.

“In a challenging life sciences market with increasing price pressures and regulatory changes, we are pleased that we reported single-digit revenue growth for the year with significant gross margin improvement,” said Kara Cannon, Enzo’s Chief Executive Officer. “Since our exit from the clinical lab business, Enzo has delivered on the objectives set last year to stabilize revenue, leverage an efficient global infrastructure, improve gross margin performance, and launch new products,” continued Ms. Cannon.

About Enzo Biochem

Enzo Biochem, Inc. has operated as a life sciences company for over 45 years. The primary business of Enzo today is conducted through its Life Sciences division, Enzo Life Sciences, which focuses on labeling and detection technologies from DNA to whole cell analysis, including a comprehensive portfolio of thousands of high-quality products, including antibodies, genomic probes, assays, biochemicals, and proteins. The Company’s proprietary products and technologies play central roles in translational research and drug development areas, including cell biology, genomics, assays, immunohistochemistry, and small molecule chemistry. The Company monetizes its technology primarily via sales through our global distribution network and licensing. For more information, please visit enzo.com or follow Enzo Biochem on X and LinkedIn.

Forward-Looking Statements

Except for historical information, the matters discussed in this release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues and expenses, which are dependent on a number of factors outside of the control of the Company, including, inter alia, the markets for the Company’s products, cost of goods sold, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2024. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Enzo Biochem Contacts

For Enzo Biochem:

Patricia Eckert, Chief Financial Officer

Enzo Biochem

631-755-5500

peckert@enzo.com

Use of Non-GAAP Financial Measures by Enzo

The non-GAAP financial measures contained in this press release (including, without limitation, Adjusted net loss, EBITDA, and Adjusted EBITDA) are not GAAP measures of the Company’s financial performance or liquidity and should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP. A reconciliation of such non-GAAP measures is included in the presentation of the Company’s financial results for the year ended July 31, 2024 contained herein and is also available in the investor relations section of the Company’s website (https://www.enzo.com).

The Company believes the presentation of these non-GAAP measures provides useful additional information to investors because they provide information consistent with that on which management evaluates the financial performance of the Company. The Company manages its business based on its operating cash flows. It refers to EBITDA as its primary indicator of performance and refers to Adjusted EBITDA to further exclude items of a non-recurring nature. It is reasonable to expect that one or more excluded items will occur in future periods, though the amounts recognized can vary significantly from period to period. You are encouraged to evaluate each adjustment used to determine a non-GAAP financial measure and the reasons management considers it appropriate for supplemental analysis. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We refer you to the tables attached to this press release, which includes reconciliation tables of GAAP net loss to Adjusted net loss and GAAP net loss to EBITDA and Adjusted EBITDA.

ENZO BIOCHEM, INC.

(in thousands, except per share data)

	Twelve months ended
	July 31,
	(audited)
Selected operations data:	2024	2023

Revenues	$31,907	$31,061

Gross profit	14,632	11,566

Gross profit %	46%	37%

Operating loss	(12,365)	(24,736)

Net loss from continuing operations	(9,817)	(25,022)
Net (loss) income from discontinued operations	(16,261)	45,310
Net (loss) income	$(26,078)	$20,288

Net loss per common share- basic and diluted- Continuing Operations	$(0.19)	$(0.51)
Net (loss) income per common share- basic and diluted- Discontinued Operations	$(0.32)	$0.92
Total net (loss) income per basic and diluted common share	$(0.51)	$0.41

Weighted average common shares outstanding - basic and diluted	50,902	49,160

Selected balance sheet data:	7/31/2024 (unaudited)	7/31/2023 (unaudited)

Cash and cash equivalents (includes restricted cash of $1,000 at 7/31/23)	$52,371	$83,373

Working capital	45,237	58,467

Stockholders’ equity	56,112	78,462

Total assets	85,764	121,880

The following table presents a reconciliation of reported net loss and basic and diluted net loss per share to Adjusted net loss and Adjusted basic and diluted net loss per share for the twelve months ended July 31, 2024.

ENZO BIOCHEM, INC.

Non-GAAP Reconciliation Table

(Unaudited, in thousands, except per share data)

Twelve months ended
July 31,
2024

Reported GAAP loss	$(26,078)
Adjusted for:
Discrete legal matters	2,377
Fair value adjustment	1,095
Discrete separation expenses	1,742
Net loss from discontinued operations	16,261
Adjusted net loss	$(4,603)

Weighted Shares Outstanding:
Basic and diluted	50,902

Basic and diluted earnings per share:
Basic and diluted net loss per share GAAP	$(0.51)

Basic and diluted net loss per share non-GAAP	$(0.09)

The following table presents a reconciliation of reported GAAP net loss for the twelve months ended July 31, 2024 to EBITDA and Adjusted EBITDA:

ENZO BIOCHEM, INC.

EBITDA & Adjusted EBITDA Reconciliation Table

(Unaudited, in thousands)

Twelve months ended
July 31,
2024

GAAP net loss	$(26,078)
Plus (minus):
Depreciation and amortization	1,272
Interest (income) expense, net	(3,341)
Income tax benefit - discontinued operations	(390)
EBITDA	(28,537)

Adjusted for:
Discrete legal matters	2,377
Fair value adjustment	1,095
Discrete separation expenses	1,742
Net loss from discontinued operations before income tax benefit	16,651
Foreign exchange loss	192
Adjusted EBITDA	$(6,480)